Rand Logistics, Inc.
Third Quarter Fiscal 2014 Earnings Results
February 6, 2014

Operator:                  Good day, and welcome to the Rand Logistics, Inc. Third Quarter Fiscal 2014 Earnings Conference Call.  Today's conference is being recorded.  At this time, I would like to turn the conference over to Ms. Alison Ziegler, Vice President, Cameron Associates.  Please go ahead, ma'am.

Alison Ziegler:        Thank you Operator, and good morning, ladies and gentlemen, and welcome to Rand Logistics Third Quarter Fiscal 2014 Conference Call.  On the call today from the Company are Laurence Levy, Rand's Executive Chairman; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer.  A live audio webcast and accompanying slide presentation is available on the Rand website at www.randlogisticsinc.com/presentations.html.  Just look down below the upcoming conference presentations for the link.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements.  For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or otherwise beyond our control, and some of which might not even be anticipated.  Future events and actual results affecting our strategic plan, as well as our financial position, results of operations, and cash flows, could differ materially from those described in, or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our market, weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factor section in Rand's annual report on Form 10-K as filed with the Securities and Exchange Commission on June 12th, 2013, as well as other recent filings.

And with that, I'd like to turn the call over to Mr. Laurence Levy.  Go ahead, Laurence.

Laurence Levy:       Thank you, Alison, and good morning, everyone.  Thank you for joining us on today's call.  After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results; Joe McHugh, Rand's CFO, will review the financial results; and Ed Levy, Rand's President, will provide further insight into the remainder of fiscal 2014 and fiscal 2015.  We will then open the call up for your questions.

We are pleased to report operating income plus depreciation and amortization of $13.1 million for the third quarter, which represents a 15.3% increase compared to the same quarter last year.  The improvement was driven in part by a 3.4% increase in tonnage carried despite having one less vessel in operation for the period, as well as a 6.4% reduction in vessel operating expenses per Sailing Day.  This performance was achieved despite 2013 sailing season challenges with respect to commodity mix, customer shipment interruptions, inefficient trade patterns and weather-related delays.

One of our primary objectives in the 2013 sailing season was to improve our operational execution.  We were able to offset challenging demand and weather conditions by improving the operating reliability of the fleet.  We experienced positive year-over-year improvements in many of the operating reliability metrics that we measure.  The investments we made over the last two years, including augmenting the personnel in our engineering department, enhancing our safety and maintenance operations, implementing best practices across the fleet are yielding improvements.

At the present time, the demand environment, particularly in the aggregates and salt markets, has improved relative to the 2013 sailing season.  We were successful in leveraging our network to capture market share, and as we previously announced, we have been awarded several new business opportunities for the 2014 sailing season which will enable us to rebalance our commodity mix and improve our trade patterns.  As Ed will report, while we are experiencing an improved demand climate, at the present time we are not planning to introduce our 16th vessel back into service for the 2014 sailing season.  We are confident that we can operate 15 vessels and both accommodate our customers’ forecasted demand and drive operating efficiencies.  We believe that this should enhance vessel margin per day in the 2014 sailing season.

With that, I'd like to turn the call over to Scott to review our operations.  Scott?

Capt. Scott Bravener:  Thanks, Laurence.

Entering the 2013 sailing season, we communicated that our commodity mix was not going to be optimal from a scheduling and profitability standpoint.  We would characterize the 2013 sailing season demand as adequate, but erratic.  We were not able to optimize our trade patterns for a number of reasons, including softness in the aggregates markets, particularly in the April through August period; poor weather conditions at both the start and the end of the sailing season; and a seismic event resulting in a mine interruption experienced by one of our customers.  As a result of these factors, we could not maximize the percentage of time that our vessels operated in efficient revenue loaded condition.

However, when you look at the factors we had more direct control over, we were pleased with the execution of the business during the 2013 sailing season.  Year-over-year, we increased our tonnage carried by 6.7%, reduced lost Sailing Days due to incidents by approximately 85%, reduced lost time due to mechanical delays by over 33%, fully integrated the new vessel we introduced into service in October 2012 into our fleet network and reduced operating expenses per day.  We also secured new business and increased market share, which in 2014 will help rebalance our commodity mix more in line with historical levels and will be accretive to vessel margin per day.

For the three month period ended December 2013, we operated 15 versus 16 vessels during the prior three month period ended December 31st, 2012.  One of our vessels was in long-term layup status during the three month period ended December 31st, 2013.  The Company's vessels sailed an average of 91 Sailing Days during the three month period ended December 31st, 2013 compared to an average of 85 Sailing Days during the same year ago period.  This performance resulted in a fleet utilization of 99.3% versus 92.3% achieved in the prior year period.

The Company's vessels sailed an average of 261 Sailing Days during the nine month period ended December 31st, 2013, representing 95% of the theoretical maximum compared to an average of 243 Sailing Days during the nine month period ended December 31st, 2012 or 88.4% of the theoretical maximum.

In the month of January 2014, we operated for 243 Sailing Days as compared to 130 days in January 2013.  Historically, vessel margins from Sailing Days in January are less profitable relative to the average for the sailing season.  This is particularly true in January 2014 due to the severe weather conditions experienced on the Great Lakes.

We measure Delay Days, which we define as the lost time incurred by our vessels while in operation.  Delay Days occur due to mechanical issues, inclement weather, dock delays and traffic congestion.  We experienced 178 Delay Days during the three month period ended December 31st, 2013 compared to 160 during the three month period ended December 31st, 2012.  We reduced Delay Days arising from vessel mechanical issues by 16 days or 37% as compared to the three months ended December 31st, 2012.  However, the reduction in mechanical-related Delay Days during the three month period ended December 31st, 2013 was offset by an increase of 34 days during the three months ended December 31st, 2013 related to increased traffic congestion, dock and weather delays.  Weather related delays accounted for approximately 50% of the Delay Days in the three months ended December 31st, 2013 as compared to approximately 45% of the Delay Days in the comparable period.  Delay Days as a percentage of total Sailing Days equaled 13% for the three month period ended December 31st, 2013 compared to 11.8% for the three month period ended December 31st, 2012.

We experienced 400 Delay Days during the nine month period ended December 31st, 2013 compared to 354 during the nine month period ended December 31st, 2012.  We reduced Delay Days arising from vessel mechanical issues by 41 days or 33% during the nine months ended December 31st, 2013 as compared to the nine months ended December 31st, 2012.  However, the reduction in mechanical Delay Days during the nine months ended December 31st, 2013 was offset by an increase of 87 Delay Days related to traffic congestion, dock, and weather.  Weather accounted for over 37% of the Delay Days in the nine months ended December 31st, 2013 versus approximately 28% for the same period ended December 31st, 2012.  For the three fiscal quarters ended December 31st, 2013, Delay Days as a percentage of total Sailing Days equaled 10.2% compared to 9.5% for the nine month period ended December 31st, 2012.

For the nine months ended December 31st, 2013, Lost Sailing Days due to incidents equaled 23 days or 0.6% of total day sales versus 149 days or 4% of total days sailed during the nine month period ended December 31st, 2012.

The reduction in lost days due to incidents and Delay Days due to mechanical issues indicates that our investments over the last two years to improve our operating procedures and protocols are yielding desired results.

We were able to reduce our vessel operating expenses per day by approximately 6.4% or $1,629 in the quarter ended December 31st, 2013 versus the comparable prior year period.

As we have discussed on previous calls, vessel margin per day is a key performance metric that we monitor to evaluate fleet performance.  Despite the challenging weather conditions and inefficiencies in our trade patterns, for the quarter ended December 31st, 2013, vessel margin per day before winter work was $11,675 compared to $10,776 in the same year ago period.  We estimate the vessel margin per day in the quarter ended December 31st, 2013 was reduced by approximately $467 due to the change in the average exchange rate.

We reduced our vessel operating expenses per day by approximately 7.8% or $2,087 in the nine months ended December 31st, 2013 versus the comparable period in 2012.  Vessel margin per day before winter work was $12,927 compared to $13,031 in the same year ago period.  Despite a 3.7% decline in the value of the Canadian dollar versus the US dollar, we estimate the vessel margin per day was reduced by approximately $291 on account of the change in the average exchange rate.

For the sailing season ended December 31st, 2013, our tonnage carried increased by 6.7% to 21.5 million tons.  This increase was consistent with our expectations for the season.  Our commodity mix and overall 3.4% increase in tonnage carried in our third fiscal quarter versus the same period a year ago was relatively consistent with our expectations coming into the sailing season.

Aggregates shipments increased 16% lakes-wide during the quarter versus the same period one year ago.  Our aggregates tonnage increased by approximately 13.3% versus the same quarter last year and accounted for over 45.4% of our tonnage carried in the third quarter.  The increase versus prior year was as a result of improving customer demand and more ratable shipments.

Iron ore comprised approximately 13.4% of our total third quarter tonnage.  Shipments decreased 1.8% lake-wide during the quarter versus the same period one year ago.  Our shipments decreased by 28% during the third quarter as compared to the same year ago period.  This decrease was due to the impact of the commodity mix shift we have experienced.

Coal comprised approximately 13.2% of our total third quarter tonnage.  Shipments decreased 2.4% lakes-wide during the quarter versus the same period one year ago.  Our coal shipments increased by 17.4% during the third quarter as compared to the same quarter last year due to a back loading of shipments by our primary coal customer.

Salt comprised approximately 8.2% of our total third quarter tonnage.  Our salt tonnage carried decreased by 18.4% this quarter versus the prior year, primarily due to the temporary shutdown of a salt customer's operation which also impacted the efficiency of our trade patterns in the quarter.

Grain comprised 16.3% of our total third quarter tonnage.  The grain tonnage that we carried increased by 25.3% during the third quarter versus the prior year.  The increase was due to a record Canadian grain crop that resulted in a commodity mix shift to our largest bulk carrier.

With that I'd like to turn the call over to Joe McHugh for a view of the financial results.  Joe?

Joseph McHugh:     Thanks, Scott.

I would now like to provide a more detailed explanation of our financial results for the quarter ended December 31st, 2013 compared to the third quarter of the prior fiscal year.

Marine freight and related revenue generated from Company-operated vessels increased by $2.5 million or 6.8% to $39.9 million.  Excluding the impact of currency changes, freight revenue increased 10.4%.  The increase was primarily attributable to a 3.4% increase in tonnage carried, contractual price increases and 11 additional Sailing Days.  Fuel and other surcharges decreased by $3.1 million or 26.0% to $8.9 million.  In addition to reduced fuel prices over the past year, we renewed certain customer contracts and reset our contractual base fuel price to reflect prevailing market conditions for fuel.  These renewals resulted in a reduction in fuel surcharges, and an equivalent increase in marine freight revenue.

Marine freight and related revenue per Sailing Day increased $1,621 or 5.9% to $29,101 per Sailing Day.

Total revenue for the quarter was up marginally to $49.9 million.  The shift in the commodity mix that we transported reduced fuel surcharges and the effect of the weaker Canadian dollar was mostly offset by increased tonnage and increased prices.

Vessel operating expenses decreased by approximately $2.0 million or 5.6% to $32.7 million.  This decrease was attributable to the weaker Canadian dollar, reduced fuel pricing, reduced vessel incident costs, offset in part by 11 additional Sailing Days.  Vessel operating expenses per Sailing Day declined by $1,629 or 6.4% to $23,901 per Sailing Day.

Our general and administrative expenses were $2.9 million, a decrease of 6.3% from $3.1 million in the year ago quarter.  The reduction was due to the weaker Canadian dollar, partially offset by both additional compensation and benefit costs related in part to our increased shore side operational support headcounts, including expanded engineering and operational infrastructure.  Our general and administrative expenses represented 7.4% of marine freight revenues compared to 8.4% in the year ago quarter.

The Company's operating income increased $1.6 million or 26.7% to $7.7 million in the third quarter of fiscal 2014, primarily due to improved vessel margins as described above.  Operating income plus depreciation and amortization increased 15.3% or $1.8 million to $13.1 million.

For the quarter ended December 31st, 2013, the average exchange rate equaled US$0.953 per Canadian dollar as compared to US$1.009 per Canadian dollar for the quarter ended December 31st, 2012.  The change in the exchange rate resulted in a reduction of operating income plus depreciation and amortization of approximately $497,000 as compared to the same quarter last year and $1.0 million on a year-to-date basis.

We estimate that on an annual basis a change of the exchange rate by $0.01 impacts our operating income plus depreciation and amortization by approximately US$250,000.

For the quarter and nine months ended December 31st, 2013, our effective income tax rates equaled 69.2% and 68.6% respectively.  Our statutory tax rates, however, are approximately 37% and 26.5% in the U.S. and Canada respectively.  Our actual tax rate is higher than our blended statutory tax rate because we forecast we will have approximately $2.2 million of permanent differences for our fiscal year ending March 31st, 2014.  Permanent differences are either nondeductible expenses for tax purposes or intercompany income that must be reported for tax purposes, but is eliminated in our consolidated results.  Our provision for income taxes is calculated by applying our blended statutory tax rate to the sum of our year-to-date income before income taxes plus permanent differences.  Consequently, this results in a year-to-date effective tax rate of 68.6%.  Because our vessels do not sail in our fiscal fourth quarter, we incur a substantial loss before income taxes.  Accordingly, most of our deferred income tax expense that we have reported year-to-date will reverse in the fourth quarter.  We forecast deferred income tax expense to be less than $1.0 million for the year ending March 31st, 2014.

Now I'd like to turn the call over to Ed.  Ed?

Edward Levy:            Thanks, Joe.

We have substantially renewed existing material customer contracts that were up for renewal between now and the beginning of the 2014 sailing season.  With regard to securing new contracts, we were successful at leveraging the benefits of our existing network to capture new business and have secured in excess of 250 Sailing Days of additional new long-term contractual business for the 2014 sailing season.  These contracts, which are a combination of new business, market share gains and organic market growth, are expected to help rebalance the Company's 2014 sailing season commodity mix to levels more consistent with prior years.  The new business wins, which will increase next year's tonnage of many of the commodities that we carry, should allow us to better optimize our scheduling and trade patterns, resulting in improved efficiencies for the 2014 sailing season.

While we are experiencing an improved demand climate, at the present time we are not planning to reintroduce our 16th vessel back into service for the 2014 sailing season.  As a result, we will continue to incur approximately $1.0 million of expenses related to this vessel primarily related to the lease expense of approximately $775,000 per year.  We remain committed to growing our business to meet our customers' forecasted demand, and when warranted, are prepared, along with the owner of the barge, to expend the capital necessary to reintroduce this vessel into service.

While we have not finalized our fiscal 2015 budget, we have substantially completed receiving tonnage nominations from our customers for the 2014 sailing season.  As discussed on previous calls, there is no contractual guarantee that our customers will fulfill all of their annual nominations.  However, these nominations reflect what we believe is an improved demand climate.  Based on our customer nominations to-date, we are preliminarily projecting an approximate 14% increase in total tonnage to 24.5 million tons in the 2014 sailing season.

In the aggregates market, while remaining well below historic levels, we are beginning to see a modest improvement in demand and are continuing to gain share.  As a result of a newly signed long-term contract, we are projecting that our iron ore demand will increase materially in the 2014 sailing season versus the 2013 season.  Projected growth in our salt tonnage is being driven by a new business win which begins April 1st, 2014 and anticipated customer restocking requirements as a result of the abnormally cold and wet conditions that have existed this winter in the Great Lakes region.  Historically, we have achieved high vessel efficiency levels in sailing seasons with strong salt demand.  We are expecting that our grain business will benefit from a record Western Canadian grain crop and improved utilization of our largest bulk carrier in this trade.  Finally, we will benefit from a new contract to carry coal which begins April of 2014.

We are currently budgeting operating 3,993 days in the 2014 sailing season versus 3,918 days in the 2013 sailing season.  Management believes that the scheduling efficiencies inherent in adding new business, as well as organic demand growth, while continuing to operate the same number of vessels will be accretive to vessel margin per day as compared to the 2013 sailing season.  Consistent with the 2013 sailing season, our 2014 sailing season's focus will remain on executing our business plan and building on the advances we have achieved.

We are projecting that capital expenditures and dry docking in fiscal 2015 will equal approximately $13 million, as compared to $13.5 million in the current winter.  We have one vessel that is scheduled for dry docking this winter and two next.  Our projected capital expenditure numbers exclude the vessel that we elected not to sail during the 2013 and 2014 seasons.

As we have previously discussed, we have been focused on upgrading our Trip Reporting procedures, including developing new software that will allow us to capture and analyze time-based variances on a trip-by-trip basis.  The application was installed and tested during the quarter ended December 31st, 2013.  The new system should be in place fleet-wide for the 2014 sailing season.  When fully implemented, we believe the data that we collect will be beneficial in analyzing the services which we provide and maximizing the efficiency of our scheduling.

Great Lakes water levels have rebounded and are now at near historical norms with the exception of Lake Huron and Lake Michigan.  Although these lakes remain significantly below historical norms, they are almost 12 inches higher than their levels of one year ago.

While we are encouraged by the customer tonnage nominations that we have received for the 2014 sailing season, extensive ice conditions that currently exist on the Great Lakes may delay the beginning of our sailing season.  While there is no certainty at this time that the start of the sailing season will be delayed, if it is, it may have an impact on our April financial performance.  We would not expect that a delayed start to the 2014 sailing season will meaningfully impact our overall fiscal 2015 results.

Finally, we continue to be in discussions with potential financing sources to refinance our approximately $16 million of accrued preferred dividends.  We are satisfied with the collaboration and direction that these discussions are advancing.

Operator, we'd now like to open the call up for questions.

Operator:                  Thank you.  If you would like to ask a question, please press star, one on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star, one for questions.

We'll go first to John Tanwanteng at CJS Securities.

John Tanwanteng:   Morning, guys.  Nice job on the quarter given the weather and other challenges you saw, obviously January is tougher.  My question is do you have any idea when the new sailing season may start given the ice cover or is it too early to tell?

Capt. Scott Bravener:    John…

Laurence Levy:         Scott, go ahead.

Capt. Scott Bravener:    Scott here.  Sorry.  Yes, typically the Great Lakes season starts in the last week of March.  March 25th is when the Soo Locks open for the season and the St. Lawrence Seaway opens roughly around the same time.  That being said, there may be some impact if there's severe ice conditions at the outset where we may delay the sailing of some of our vessels.

John Tanwanteng:    I mean, is it a—could it be a week or two or something more than that is my question, really?

Capt. Scott Bravener:    No.  It would be in the week to two week range, if there was severe ice conditions, but we anticipate having a good portion of our fleet going prior to the 1st of April.

John Tanwanteng:    Got it.  And then what are the potential vessel margins you could achieve given the expected commodity mix for next year and assuming that the water levels are better?

Edward Levy:              At this point, as you know, typically we come out with our guidance in our June conference call.  At this point I think because we have not completed our budgets, we're not prepared to discuss that.  I would look historically, though, in terms of where our vessel margin per days have been and that would be a good proxy in terms of where we think, you know, what we think we could achieve, and obviously we believe that we can generate some nice efficiencies in 2014 based on what our nominations look like at this point.

John Tanwanteng:    Okay.  And then finally, what's leading you not to reactivate the McKee Sons vessel this year given the improvement in tonnages?

Edward Levy:              I think that the Company's focus has been to continue to drive the percentage of time that our vessels are in revenue-loaded condition and it's our view that we can drive that metric in 2014, improve that metric in 2014 relative to prior years and still, most importantly, fulfill all of our customer demand requirements and provide the customer the kind of service that's the basis of our product offering.

John Tanwanteng:     Okay great.  And then I might have missed this; did you talk about the refinancing of the preferreds and what the progress was on that?

Edward Levy:               We continue to be actively focused on that and we're pleased with the discussions that we're having in that area.

John Tanwanteng:      Okay.  Thank you very much.

Operator:                      We'll go next to Kevin Sterling at BB&T Capital Markets.

William Horner:          Good morning, gentlemen.  It's actually William Horner on for Kevin.

Laurence Levy:             How are you, William?

William Horner:          Ed—hey, Laurence.  Ed, going back to the new business wins for 2014, how should we think about it?  Is it primarily a single large contract with a customer, or is it more multiple longer-term contracts that have—they're helping you enable you to rebalance your fleet?

Edward Levy:                 It's multiple contracts William, across all commodities.  They're contracts that were pieces of business that we had targeted for several years.  Many of the pieces, or certain of the pieces of the business I should say were a focus when we went out and did the UMG acquisition that we closed at the end of 2011.  When we did that acquisition and acquired those vessels, we had these contracts in mind and so we're finally now being able to fully integrate and properly drive the profitability of those new pieces of equipment.

William Horner:          Okay.

Edward Levy:                 I don't know if you want anything to add?

Capt. Scott Bravener:  No.  I think that pretty much covers it.

William Horner:          Okay.  Ed, thanks.  That's good color.  And this is kind of a tossup.  Regarding Q3, I appreciate the metrics you all gave for your performance, and I was hoping you could give some more guidance or at least speak directionally to maybe what your core pricing gains were, X all the other factors of tonnage, fuel and currency.  Or maybe another way to ask it is what sort of range should we think about for your contractual price increases, and typically what percentage of your business are you renewing annually?

Joseph McHugh:          Well, the price increases on all of our contracts, even those that are not renewing, so it's not just the renewing contracts that are going to have price increases.  There's, you know, CPI-type price increases in the other contracts.

Capt. Scott Bravener:   We had less than 10% renewed in the past year of our contractual base, William, of our existing contractual base, and going to next year we have very little rolling off so it's not a big year for us in renewals next year.

William Horner:          Okay.  And then maybe you can't answer this, but in terms of the actual core pricing you’re getting in those contracts, in those renewals, in the renewals and the gains that Joe alluded to, is it, you know, a couple of percentage points, 2 to 3%; is that how we should think about it?

Capt. Scott Bravener:        We continue to make gains on pricing in the market and I guess we'd say we’re quite comfortable with, especially with the new contracts and the pricing range that we've been able to obtain.

William Horner:           Okay.

Edward Levy:                  William, I think the other—the two branches of profit improvement, one is price and the other is vessel efficiency and driving the vessel efficiency in order to improve our vessel margins.  And I would say the latter is something that we have been very focused on.  It's reflective in the fact that we're only going to be sailing 15 vessels in 2014 sailing season, notwithstanding that we added in excess of 250 Sailing Days.

William Horner:           Right.  And that actually plays into my next question, Ed.  You know, regarding these efficiencies that you've been driving, you've done a good job of driving down expenses and reducing vessel downtime and I know you've got your trip reporting system teed up for 2014, so X all the other factors outside of your control—that being weather, water levels, erratic customer demand, et cetera—you know, what inning are you in in terms of getting all these efficiency initiatives in place and how much more room do you have to go?

Capt. Scott Bravener:       William, we believe we've still got quite a bit more run room with regard to the issues that we can control within the business.  And especially from this—as Ed just touched upon on a scheduling side, we think we've made great strides in rebalancing and improving our mix that's going to really show in the scheduling, and scheduling is what drives our business.  And the last thing I would add to that is on the factors that we don't control, we think we've seen a bit of an anomaly in the past year and we think we've got some run room there also next year.

William Horner:            Okay.  Thanks guys.  I appreciate your time.

Laurence Levy:               Thank you.

Operator:                         We'll go next to Matthew Dodson at JWest, LLC.

(Jonathan Evans for Matthew Dodson):      Ed, I guess, can you help me understand—this issue is, you guys are talking about tonnage being up 14% and you're talking about your currently budgeted operating days going to be almost close to 97%, so that's up a couple percent from last year’s Sailing Days.  And I guess you're not going to bring out the 16th.  You're going to stay with 15, but yet when you talked to the first analyst you said, you know, look at historical kind of per day margins on your vessels.  It seems like if this all comes to fruition the per day margins have to move up substantially or have to be a lot better than they've been in the past because to get that much stuff moved, your utilization is going to have to go up pretty significantly in the ships, or is there something that I'm missing or can you just help me understand that?

Edward Levy:                   Sure.  Jon, good morning.  I don't think there's anything that you're missing.  We're budgeting 95 increased Sailing Days 2013 to 2014.  We're adding in excess of 250 Sailing Days of new business.  The implication is that there's about 160 days of inefficiency that existed in 2013 sailing season that won't exist in the 2014 sailing season.  Okay.  We've got the same cost structure.

Jonathan Evans:              Right.  Yes.  But besides all the…

Edward Levy:                    Sorry.

Jonathan Evans:              Yes.  But besides that efficiency, you're going to have a better backhaul, right?  Because I mean you guys bitched about all last year that you didn't have the right commodity mix and now you're going to have the right commodity mix because you got iron ore and you got the backhaul of salt, so it seems like the per day margins have to go up, you know, pretty substantially from this fiscal year and should hit if you don't screw up and hit something, I mean they should hit record margins, right?  I mean, I know you haven't done it yet, but I mean that's what it's pointing to if you can execute; is that fair?

Edward Levy:                   I think that this is now down to execution, Jon.  I think Management would agree with that.  The business is in place.  Assuming that the customers take what they've nominated and, again, we don't control that; it's not take or pay as you know in our business, but assuming that the customers take what they have nominated and we continue to execute, you know, we feel pretty good about where 2014 could end up.

Jonathan Evans:               Okay.

Edward Levy:                     2014 sailing season, excuse me.

Jonathan Evans:               Right, right.  But it's fair to say—is this a fair assessment that this last year—this last sailing season you did a good job, you know, you didn't have any accidents, et cetera.  You brought all that down; you didn't have a favorable mix.  And this year if things play out, your mix should be a lot favorable just because of what's happening in iron ore, but especially what's happening in salt and aggregates; is that fair?

Capt. Scott Bravener:      I think that’s a fair assessment.

Jonathan Evans:                Okay.  Can I just ask you, you've talked several quarters about refinancing the converts and there's a lot of people out there that don't think you have the ability to refinance the converts, and I know you said you're in late stages or whatever, but can you give us any more clarity on what that means, what you're trying to achieve?  And the other question I would ask is if you look at your other debt you have, it's denominated in Canadian dollars.  So, the Canadian dollars depreciated pretty significantly, you know, makes paying off that debt pretty attractive.  So can you just help us at all think about what you're trying to achieve here and, you know, what you're trying to do with the refinancing holistically?

Edward Levy:                     Yes.  I think where we are heading, Jon—and we have been very prudent in terms of the refinancing process—we're trying to reduce our cost of capital.  We are trying to clean up the accrued preferred dividend and we've appreciated and recognize that there is an opportunity to capture some discount on our Canadian denominated debt to the extent that we use U.S. dollar denominated debt.

Now, we've got to be a little bit careful because a significant percentage of our earnings are still driven by Canadian—excuse me, are still in Canadian dollars and so we've got to make sure that we've got the right hedging instruments in place so that we can't get caught if Canadian dollar strengthens over the next several years.  And so there's a couple of elements in play.

You know, we’re trying to make this a value creating refinancing and we don't just define value creating as trying to reduce our all-in cost of capital.  That's obviously important to us, but there are some other elements that we believe we can add to the refinancing.  And as I said in my remarks, you know, we're pleased with the direction that the discussions are advancing at this point.  And I'd like to leave it there for—at this point.

Jonathan Evans:               Can you give us any kind of timeframe of if you achieve it, when you think you'd have it done; is it 60 days, is it 90 days?  I mean, we've been waiting for a long time.  I think a lot of people, you know, don't think you're going to be able to do it so I'm just curious.

Edward Levy:                     Yes.  You know, it is an active part of what this management team is working on right now.  It is—I'll even go as far as saying it's something we are very actively focused on.  It's not to say with certainty that it will occur, but it is something that we're very actively focused on right now, Jon.

Jonathan Evans:                Okay.  And then the other question I would just ask, with the 15 ships, you've reiterated you have at least 250 days of new business.  Can you quantify that more for us?  I mean, it seems like you're—you know, that it's more than 250, is it substantially more than 250?  And then the other thing that I would ask you is do you see—are you in an overbooked situation?  So one thing, you know, when you guys used to run very well you used to be overbooked, and I guess as you go into this sailing season with what you've seen so far with the new business wins and with the tonnage that people have given you, are you in an overbooked situation?

Capt. Scott Bravener:      I'll answer that the best I can, Jon.  We feel that we are in that situation on paper.  As Ed said, the business has to materialize.  We feel that’s well within our comfort range with the 15 vessels right now that we can adequately supply our customers, as Ed mentioned.  We are in excess of 250 days right now, not materially, but we are also in discussions with—on a couple of additional opportunities that if successful could lead us in the future to reevaluate the McKee Sons.

Operator:                             And as a reminder, if you would like to ask a question, please press star, one.  We'll go next to Rick D’Auteuil at Columbia Management.

Richard D’Auteuil:            Guys, just a follow-up on that last question.  Can you guys hear me all right?

Edward Levy:                        Yes we can.  Good morning, Rick.

Richard D’Auteuil:             Great.  Good morning.  So what is the terms of the lease on the McKee Sons?

Edward Levy:                        It runs through December 2018, $775,000 of lease expense per year increasing by CPI-u, and then we've got an incremental $200,000 of wharfage expenses and insurance on the vessel.

Richard D’Auteuil:             Okay.  And then my understanding was that vessel needed cap ex.  So if—to follow up I think on Scott's last answer, you're successful in landing incremental business that requires more capacity.  Is that a viable option or—I don't know what the state of the maintenance has been and what it needs, whether it needs an upgrade or what.  Can you bring us up to date?  And I understand, you know, that would be something you'd likely have to discuss with the vessel owner, too, right?

Capt. Scott Bravener:         Rick, to answer that question, yes, we've done extensive analysis on what we would require for a return on investment and we believe that if we are successful, that the vessel will warrant being brought out.  We do know the cost and we have an agreement with the owner of the barge to share in that cost and we would only proceed on the basis that it provides a sufficient return on that investment to reactivate the vessel, but we do believe it will at this point and so therefore that vessel remains a pretty important part of our future growth.

Richard D’Auteuil:              But from a timing standpoint, you know, I don't know what the timing is on this incremental new business.  If you were able to land it, what—how long—I mean are we looking at a three month kind of (cross talking).

Capt. Scott Bravener:           Yes.  From a timing perspective, Rick, we could put it back in action within a quarter.

Richard D’Auteuil:              Okay.  All right.  That's all on that one.  From the—I understand incentives were put in place as it relates to the incidents and operation of your vessels.  Can you talk about what in fact was paid out under those incentives to the folks operating the ships?

Edward Levy:                         We just finished out the season, Rick, the last 10 days or so, and so we have not done the calculation, the final calculations around what that incentive pool is going to be.  And again, to repeat, that's not an incentive pool for the senior management team.  That was specifically designed for captains and chiefs, but we don't have the number around that just yet.

Richard D’Auteuil:               Okay.  So that—where would that—I mean you just presented numbers to us and we're in a no shipping mode right now, so that all hits in Q4 when there's no revenues?

Edward Levy:                           That's correct.

Richard D’Auteuil:              Okay.  Would we expect—Q4 was pretty, was not very good last year on the loss front and the negative EBITDA.  What—will you expect this year to be directionally better, worse, or the same?

Edward Levy:                           The two variables that will affect Q4 are the January results.  We know we sailed 243 days in January.  We have a rough sense to what the revenue number is for January.  We don't know what the expense number was.  It was a—it was not the most efficient of days in January quite frankly though, Rick, given what weather and ice conditions were on the lakes.  So that'll have an impact on Q4.  And then the other impact on Q4 will be how early we can get our vessels out in March.  As Scott mentioned earlier, a significant portion of our fleet is slated to get out in the month of March.  The business certainly exists for us to get out in March.  Again, it's going to be a question of weather, and so those two variables or those two elements will impact our fourth quarter.

I will say, however, that we will benefit in the fourth quarter from the Canadian exchange rate relative to where it was last year in Q4.  Our Canadian based expenses will be less when we convert to U.S. dollars.

Richard D’Auteuil:                Okay.  How does it compare to—so you said it—how many days did you sail in January of 2013?

Edward Levy:                            Hundred and thirty.

Richard D’Auteuil:                 And relative efficiency of those days?

Capt. Scott Bravener:            Rick, in those days, those 130 days last year, you’ll remember we had very little ice coverage.  This year we had extreme ice conditions so the relatively efficiency this year that Ed touched upon was not good.

Richard D’Auteuil:                 Okay.  What's—anything changing on the competitive dynamics or the river class in the Great Lakes?

Capt. Scott Bravener:             Not at this time, no.

Richard D’Auteuil:                 So no more dry dockings?  I mean, no more new builds, no—what—same capacity as a year ago in that class?

Capt. Scott Bravener:             That's correct.

Richard D’Auteuil:                 Okay.  And then why—you know one other thing you talked about scheduling and having more business, but one of the frustrating things has been customers being sporadic in their use of your services.  So maybe getting up to their commitments and their nominations, but not doing it in a matter that allows you to run efficiently if in, you know, sort of smoothing out their demand.  Have you had conversations with your customers and what success, if any, have you had along those lines?

Capt. Scott Bravener:             Again, that's largely a function of the economy in the Midwest and it has started—as we discussed, we are seeing signs of improvement and we had more ratable movements through this fall versus the previous year, and having a better mix within our fleet allows us more choices to work around when customers have issues.  Our biggest issue from a customer standpoint this year was the closure of a mine that was, you know, completely beyond the customer's control.

Edward Levy:                              Scott's referring to the salt mine where they had the seismic event, Rick.

Richard D’Auteuil:                   Yes.  Okay.

Edward Levy:                              That impacted our trade patterns coming out of Cleveland starting mid-August, running, frankly, through the end of the year.

Richard D’Auteuil:                   And going back to the capacity issue, is there an option that's being looked at that says instead of bringing in the McKee Son back on, if you get more business to potentially just upgrade the mix of business and unload the poorer margin business?

Capt. Scott Bravener:               We continue to analyze that all the time, Rick, but we believe that the business that we have right now is business that we want to retain, but if we get in a situation where we've identified through our analysis a poorly performing business, we will not hesitate to exit that, yes.

Richard D’Auteuil:                   Okay.  That's all I have, thanks.

Edward Levy:                               Thanks, Rick.

Operator:                                     We'll move next to David Pointer at VI Capital management.

David Pointer:                             Morning, guys.

Laurence Levy:                           Hi, David.

David Pointer:                             Most of my questions have been answered, but just to kind of come back on the earlier question about pricing, and if I just add a couple percent to the revenue per day it looks like kind of 31,500 in that range.  I mean, would that be—that's kind of your CPI adjusted.  Is that a reasonable kind of modeling number for revenue per day next year?

Capt. Scott Bravener:                You know, David, I would think that's a fairly safe assumption.

David Pointer:                             Okay.  And then your operating expenses per day, last 12 months were actually lower than '08.  How much more—I mean that's really driven by—it's not really taking costs out of the business, right?  It's just the efficiency and the usage of the fleet.  Is that fair or how—what kind of…

Capt. Scott Bravener:                The biggest driver—we have is taking the incidents out of the fleet and reducing the costs.  We've also had lower fuel costs, et cetera last year but the biggest driver is taking the incident costs out.  And the (cross talking).

David Pointer:                             Okay, so fuel—in your (cross talking).  Okay, but contractually, fuel's a pass-through, right, with your customers, or no?

Capt. Scott Bravener:                 That is correct.

Edward Levy:                                We get the—if fuel price goes up, our expenses go up, but our pass-through revenue also increases so it's a direct offset.

David Pointer:                              Okay.  Okay, I see.  And then, the way we should think about revenue per day with kind of this kind of more normal mix as we shift back and we have some more salt backhaul, that just increases your percentage of revenue bearing days, right?  That's the main impact on the business and…?

Capt. Scott Bravener:                It creates a drastic reduction in the amount of time you're spending in ballast, yes.  You're—it increases the amount of time you spend in the loaded conditions.

Edward Levy:                               Our costs, David, per hour are the exact same if we're carrying water or we're carrying revenue commodities.  So if we can reduce those hours in carrying water, it has an impact on our vessel profitability.  And that's the goal for 2014 sailing season.

David Pointer:                             Okay.  And then real quick (cross talking).  Okay.  Real quick clarification on McKee Sons: the lease 2018 was that what you said?

Capt. Scott Bravener:                Correct.

David Pointer:                             Okay.  Thanks, guys.

Edward Levy:                                Thank you.

Operator:                                      And that does conclude today's question-and-answer session.  At this time I'll turn the conference back over to Management for any closing remarks.

Laurence Levy:                            Thank you, Operator.  And we thank all of you for participating on today's call.  We look forward to keeping you apprised of Rand's progress during the fourth quarter and hopefully this upcoming shipping season.  Thank you for participating today.

Operator:                                       And that does conclude today's conference.  Again, thank you for your participation.